Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Kevin McGrath / Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com
MISONIX REPORTS SECOND QUARTER FISCAL 2010 FINANCIAL RESULTS
FARMINGDALE, NY — February 16, 2010 — Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology, which is used in Europe for the ablation of tumors and worldwide for acute health conditions, today reported financial results for the second fiscal quarter 2010 ending December 31, 2009. Michael A. McManus Jr., President and Chief Executive Officer, and Richard Zaremba, Senior VP and Chief Financial Officer, will host a conference call Tuesday, February 16, 2010 at 4:30 pm to discuss the Company’s second quarter and six months results.
The Company also reported the following financial and operational achievements:
•	A 23% increase in revenue from Q-1 to Q-2 for fiscal 2010

•	Gross margin as a percentage of revenues increased to 51.2% in the second fiscal quarter 2010 from 40.9% in the first fiscal quarter 2010 and 41.9% from the second fiscal quarter 2009

•	Sold the assets of Sonora Medical Systems (“Sonora”) for $8.0 million in cash

•	Hired and trained 9 direct sales people and 65 contract and sales agents in the USA

•	Hired and trained 3 direct sales people, 2 contract sales agents and 30 specialty distributors for export sales
Revenues for the three months ended December 31, 2009 were $3.4 million, a decrease of $1.5 million when compared with $4.9 million for the same period in fiscal 2009. Medical device product sales decreased $1.3 million to $2.7 million and laboratory and scientific product sales decreased $200,000 to $654,000 for the three months ended December 31, 2009.
Gross profit as a percentage of sales increased to 51.2% for the three months ended December 31, 2009 from 41.9% for the three months ended December 31, 2008. The increase in gross profit percentage is primarily attributable to increased margins from the Company’s BoneScalpel and SonicOne® platforms, which in part are sold through the Company’s direct sales force and carry higher margins as opposed to sales to distributors.

The Company reported a net loss from continuing operations for the three months ended December 31, 2009 of $437,000 or $.06 per share compared with a loss from continuing operations of $91,000 or $.01 per share for the same period in fiscal 2009. During the second quarter fiscal 2010, the Company sold substantially all of its assets of Sonora for a cash payment of $8,000,000 (subject to a future adjustment based on net working capital at the closing). Misonix also purchased at the closing of the transaction, utilizing $1.2 million of the proceeds the remaining outstanding 5% of Sonora shares. The Company reported a net loss for the three months ended December 31, 2009 of $367,000 or $.05 per share including income from discontinued operations of $83,000 or $.01 per share compared to net income of $194,000 or $.03 per share for the three months ended December 31, 2008.
Revenue for the six months ended December 31, 2009 was $6.1 million, a decrease of $1.9 million when compared with $8.0 million for the same period in fiscal 2009. The difference in net sales is due to a decrease in sales of medical device products of $1.7 million to $4.8 million and a decrease of $.2 million in laboratory and scientific product sales to $1.3 million. The decrease in sales of medical device products was primarily attributable to reduced sales of the Company’s SonaStar™ surgical aspirator, European Sonablate® sales and the Company’s AutoSonix® platform, partially offset by an increase in sales of the Company’s BoneScalpel™ and Lysonix® product lines.
Gross profit as a percentage of revenue increased to 46.6% for the six months ended December 31, 2009 from 40.8% from the same period in fiscal 2009. The increase in gross profit percentage is primarily attributable to increased margins from the Company’s BoneScalpel™ SonicOne® products, which in part are sold through the Company’s direct sales force and carry higher margins as opposed to sales to distributors.
The Company reported a net loss from continuing operations for the six months ended December 31, 2009 of $1.6 million or $.23 per share, compared to income from continuing operations of $17,000 for the same period in fiscal 2009. During the first fiscal quarter 2010, the Company sold all of the issued and outstanding share capital of Labcaire Systems Limited (“Labcaire”) for an aggregate consideration consisting of (i) a cash payment of $3.6 million, (ii) a promissory note in the amount of $1 million payable over 4 years and (iii) commissions in certain Labcaire sales and licenses made through December 13, 2013 not to exceed $1 million in the aggregate. During the second fiscal quarter, the Company sold substantially all of its assets of Sonora for a cash payment of $8,000,000 (subject to a future adjustment based on net working capital at the closing). Misonix also purchased at the closing of the transaction, utilizing $1.2 million of the proceeds the remaining outstanding 5% of Sonora shares. The Company reported a net loss for the six months ended December 31, 2009, including income from discontinued operations of $1.1 million or $.16 per share compared to net income of $514,000 or $.07 per share for the six months ended December 31, 2008.
Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “Even though our sales growth has been slower then expected, we are pleased with our increase in profit margins as the restructuring of our distribution takes hold. Our direct sales force is successfully building the Misonix brand as a world leader in ultrasonic surgical devices. We expect further expansion of our worldwide distribution organization in the months to come with new partners in Asia, the Middle East, Europe and Latin America. We have also experienced rapid clinical acceptance of our BoneScalpel™ platform for spinal surgery applications, which has resulted in strong demand and should result in sales growth as the year progresses. The closing of the Sonora transaction enables our team to be exclusively focused on growing our high margin medical device business with the support of a strengthened balance sheet with almost $10 million in cash.”

Conference Call and Webcast
Misonix management will host a conference call and webcast on February 16, 2010 at 4:30 pm ET to discuss the Company’s second quarter 2010 financial results.
Shareholders and other interested parties may participate in the conference call by dialing (866) 730 5768 (domestic) or (857) 350 1592 (international) and entering access code 79394029, a few minutes before the start of the call. A simultaneous webcast will be available via Misonix’s website at www.misonix.com. The call will be archived on the Company’s website for at least 90 days.
A recording of the live-call will be available approximately 2 hours after the event through February 23, 2010. The dial-in number to listen to the recording is (888) 286 8010 or (617) 801 6888. The replay access code is 15380068.
About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
# # #
With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

		Derived from
		Audited Financial
	Unaudited	Statements
	December 31, 2009	June 30, 2009
Assets
Current Assets:
Cash	$9,757,428	$3,415,813
Accounts receivable, less allowance for doubtful accounts of $396,089 and $334,399, respectively	2,243,612	3,301,551
Inventories, net	3,177,770	3,678,743
Deferred income taxes	1,014,262	762,429
Prepaid expenses and other current assets	970,261	715,589
Current assets of discontinued operations	—	9,119,435

Total current assets	17,163,333	20,993,560

Property, plant and equipment, net	1,254,294	588,191
Deferred income taxes	299,482	128,183
Goodwill	2,028,748	2,016,941
Other assets	1,675,186	757,551
Assets of discontinued operations	—	10,678,980

Total assets	$22,421,043	$35,163,406

Liabilities and stockholders’ equity
Current liabilities:
Revolving credit facilities	$0	$2,633,059
Notes payable	11,304	261,485
Accounts payable	1,207,052	690,004
Accrued expenses and other current liabilities	746,309	807,691
Current maturities of capital lease obligations	14,019	13,523
Foreign income taxes payable	4,207	10,363
Current liabilities of discontinued operations	—	8,809,535

Total current liabilities	1,982,891	13,225,660

Capital lease obligations	20,541	27,716
Deferred income taxes	405,776	405,776
Deferred income	189,051	201,207
Deferred lease liability	19,305	38,607
Liabilities of discontinued operations	—	280,652

Total liabilities	2,617,564	14,179,618

Commitments and contingencies

Stockholders’ equity:
Misonix, Inc. stockholders equity:
Capital stock, $0.01 par value — shares authorized 20,000,000; 7,079,169 issued and 7,001,369 outstanding, respectively	70,792	70,792
Additional paid-in capital	25,391,798	25,251,412
Accumulated deficit	(4,966,597)	(3,824,003)
Accumulated other comprehensive loss	(325,166)	(348,936)
Treasury stock, 77,800 shares	(412,424)	(412,424)

Total Misonix, Inc. stockholders’ equity	19,758,403	20,736,841
Noncontrolling interests	45,076	246,947

Total stockholders’ equity	19,803,479	20,983,788

Total liabilities and stockholders’ equity	$22,421,043	$35,163,406

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations

	Unaudited		Unaudited
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$3,371,112	$4,882,275	$6,117,796	$8,025,474

Cost of goods sold	1,645,395	2,837,700	3,269,938	4,751,374

Gross profit	1,725,717	2,044,575	2,847,858	3,274,100

Selling expenses	1,083,631	646,802	2,033,044	1,445,128
General and administrative expenses	1,493,316	1,269,133	2,838,572	2,772,734
Research and development expenses	523,571	377,697	946,040	698,329

Total operating expenses	3,100,518	2,293,632	5,817,656	4,916,191

Operating loss from continuing operations	(1,374,801)	(249,057)	(2,969,798)	(1,642,091)

Total other income	49,437	113,095	202,165	1,763,151

(Loss) income from continuing operations before income taxes	(1,325,364)	(135,962)	(2,767,633)	121,060

Income tax (benefit) provision	(888,280)	(45,035)	(1,134,044)	104,401

Net (loss) income from continuing operations	(437,084)	(90,927)	(1,633,589)	16,659

Discontinued operations:
Net income from discontinued operations, net of tax of $0, $97,159, $0 and $183,059 respectively — Ultrasonics	—	134,172	—	252,796
Net income from discontinued operations, net of tax of $0, $67,006, $32,429 and $100,335 — Sonora	—	92,531	129,717	138,557
Net income from discontinued operations, net of tax of $0, $26,879, $437,968 and $52,729 — Labcaire	—	62,720	514,477	123,036
Gain on sale of net assets of Sonora, net of tax of $885,076	82,897	—	82,897	—
Net loss on sale of Labcaire, inclusive of a tax benefit of $100,163	—	—	(195,716)	—

Net income from discontinued operations	82,897	289,423	531,375	514,389

Net (loss) income	$(354,187)	$198,496	$(1,102,214)	$531,048
Net income attributable to noncontrolling interests	$12,748	$4,994	$40,380	$17,544

Net (loss) income attributable to Misonix, Inc. shareholders	$(366,935)	$193,502	$(1,142,594)	$513,504

(Loss) income per share-basic from continuing operations	$(0.06)	$(0.01)	$(0.23)	—
Income per share-basic from discontinued operations	0.01	0.04	0.08	0.07
Net (loss) income per share-basic	$(0.05)	$0.03	$(0.16)	$0.07

Loss per share-diluted from continuing operations	$(0.06)	$(0.01)	$(0.23)	—
Income per share-diluted from discontinued operations	0.01	0.04	0.08	0.07
Net (loss) income per share-diluted	$(0.05)	$0.03	$(0.16)	$0.07

Weighted average common shares-basic	7,001,369	7,001,369	7,001,369	7,001,369

Weighted average common shares-diluted	7,001,369	7,001,369	7,001,369	7,022,226